As Filed with the Securities and Exchange Commission on June 29, 2004

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

under

The Securities Act of 1933

EATON CORPORATION
(Exact name of issuer as specified in its charter)

Ohio (State of Incorporation)	34-0196300 (IRS Employer Identification No.)

Eaton Center, Cleveland, Ohio 44114
(Address of principal executive offices)

EATON CORPORATION 2004 STOCK PLAN
(Full Title of Plan)

E. R. Franklin, Vice President and Secretary
Eaton Center, Cleveland, Ohio 44114
(Name and address of agent for service)

Telephone number, including area code,
of agent for service: (216) 523-4103

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price(1)	Amount of Registration Fee

Common Shares with a par value of $.50 each	7,000,000	N/A	$431,725,000	$54,699.56

(1)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457 (based on the average of the high and low trading prices of $61.675 per share on June 22, 2004).

EXPLANATORY NOTE
PART II INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
SIGNATURES
EXHIBIT INDEX
EXHIBIT 5 - OPINION
EXHIBIT 23.A - CONSENT
EXHIBIT 24 - POWER OF ATTORNEY

EXPLANATORY NOTE

As permitted by the rules of the Securities and Exchange Commission, this Registration Statement omits the information specified in Part I of Form S-8.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

     The following documents filed with the Securities and Exchange Commission (the “Commission”) are incorporated herein by reference:

     (a) The Company’s annual report on Form 10-K for the year ended December 31, 2003.

     (b) The Company’s quarterly report on Form 10-Q for the quarter ended March 31, 2004.

     (c) The Company’s reports on Form 8-K dated April 14, 2004, April 5, 2004 and January 24, 2004.

     All reports and other documents subsequently filed by the Company pursuant to Sections 13, 14 and 15(d) of the Securities Exchange Act of 1934, as amended, prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities remaining unsold, shall be deemed to be incorporated by reference herein and to be part hereof from the date of the filing of such reports and documents.

Item 4.	Description of Securities.

     The description of Eaton’s Common Stock contained in the Registration Statement on Form S-3, File No. 333-74355, filed with the SEC under Section 12 of the Securities Exchange Act of 1934 on March 12, 1999.

Item 5.	Interests of Named Experts and Counsel.

     J. R. Horst, who has passed on the legality of the Eaton Common Shares covered by this Registration Statement, is Vice President and General Counsel of the Company.

Item 6.	Indemnification of Directors and Officers.

     Paragraph (E) of Section 1701.13 of the Ohio Revised Code grants each corporation organized under the laws of the State of Ohio, such as Eaton, power to indemnify its directors, officers and other specified persons. Provisions relating to indemnification of directors and officers of Eaton and other specified persons have been adopted pursuant to the Ohio law and are contained in Article IV, Section 2 of Eaton’s Amended Regulations. Under the Amended Regulations, Eaton shall indemnify any director, officer or other specified person against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him or her by reason of the fact that he is or was such director, officer or other specified person, to the full extent permitted by applicable law. The foregoing statement is subject to, and only part of, the detailed provisions of the Ohio Revised Code and Eaton’s Amended Regulations referred to herein.

     The Company has entered into an Indemnification Agreement with each of its officers and directors. The Agreements provide that the Company shall indemnify such directors or officers to the full extent permitted by law against expenses actually and reasonably incurred by them in connection with any claim filed against them by reason of anything done or not done by them in such capacity. The Agreements also require the

Company to maintain director and officer insurance which is no less favorable to the director and officer than the insurance in effect on the date of the Agreements, and to establish and maintain an escrow account of up to $10 million to fund the Company’s obligations under the Agreements, except that the Company is required to fund the escrow only upon the occurrence of a change of control of the Company, as defined under the Agreements.

     Eaton also maintains insurance coverage for the benefit of directors and officers with respect to many types of claims that may be made against them, some of which claims may be in addition to those described in Section 2 of Article IV of the Amended Regulations.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits

See List of Exhibits at page 8.

Item 9.	Undertakings

(a)	The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i )	To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represents a fundamental change in the information set forth in the registration statement; and

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-3 or Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

*   *   *   *   *   *

     (h) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described in Item 6 above, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

     The Registrant — Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Cleveland, State of Ohio, on the 29th day of June, 2004.

EATON CORPORATION
By:	/s/ E. R. Franklin
E. R. Franklin
Vice President and Secretary

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Name	Title	Date

*	Chairman and Chief Executive	June 29, 2004

Alexander M. Cutler	Officer; Principal Executive Officer; Director

*	Executive Vice President — Chief

Richard H. Fearon	Financial and Planning Officer; Principal Financial Officer

*	Vice President and Controller;

Billie K. Rawot	Principal Accounting Officer

*	Director

Michael J. Critelli

*	Director

Ernie Green

*	Director

Deborah L. McCoy

*	Director

John R. Miller

*	Director

Victor A. Pelson

*	Director

Gary L. Tooker

*By	/s/ DAVID M. O’LOUGHLIN

David M. O’Loughlin, Attorney-in-Fact
for the Officers and Directors
signing in the capacities indicated

EXHIBIT INDEX

Exhibit
Number	Description of Exhibit

4(a)	Amended Articles of Incorporation of Eaton Corporation filed as Exhibit 3(i) to Form 8-K report dated May 19, 1994 and incorporated herein by reference.

4(b)	Amended Regulations of Eaton Corporation filed as Exhibit (a)(3)(a) to Form 10-Q report for the period ended June 30, 2002 and incorporated herein by reference.

5	Opinion of J. R. Horst, Vice President and General Counsel, as to the validity of the Common Shares registered.

23(a)	Consent of Ernst & Young LLP.

23(b)	Consent of J. R. Horst, Vice President and General Counsel of Eaton Corporation, is contained in his opinion filed as Exhibit 5 to this Registration Statement.

24	Power of Attorney.